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Exhibit 99.2

AXT, Inc. Announces Formal Application for Subsidiary IPO

Company Also Increases Fourth Quarter 2021 Revenue Guidance

FREMONT, Calif., January 10, 2022 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrate wafers, today announced that its wafer manufacturing subsidiary in China, Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), has submitted to the Shanghai Stock Exchange, and the Shanghai Stock Exchange has accepted for review, a formal application to list Tongmei’s shares in an initial public offering (“IPO”) on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (the “STAR Market”).

“This is a significant achievement and an important milestone for AXT,” said Morris Young, chief executive officer. “We founded Tongmei back in 1998. Since then, it has grown into a company that is engaged in the research, development, production and sale of InP substrates, GaAs substrates, germanium substrates, PBN and other high-purity materials, which we believe makes it an attractive offering on the STAR Market. With success in our addressed markets, strong customer traction, and a number of new applications coming to market this year and beyond, we have significant momentum building in our business. If completed, the IPO will provide proceeds that will be invested in Tongmei to enable us to expand capacity to capture high-volume opportunities across our portfolio and develop new products to drive incremental growth and value from market expansion in 5G, data center expansion, telecommunications modernization, healthcare monitoring, microLEDs, and more.”

The process of going public on the STAR Market includes several periods of review and, therefore, is a lengthy process. Tongmei does not expect to complete the IPO until the second half of 2022. The process of going public on the STAR Market is complicated and we have little or no experience in taking a company public in China. There can be no assurance that this process will be completed. The listing of Tongmei on the STAR Market will not change the status of AXT as a U.S. public company. An English version of the Tongmei preliminary information document has been furnished under a Form 8-K that has been filed with the Securities and Exchange Commission.

Update to Q4 2021 Guidance

AXT also announced that it is increasing its Q4 2021 revenue guidance range to $36–$37 million from its previous guidance of $34–$36 million, which was provided during its earnings conference call on Oct. 27, 2021. This change reflects continued momentum in the demand for AXT’s products, as well as growth in the applications that utilize its substrates. AXT will announce its full results for the fourth quarter of 2021 and fiscal year 2021 on Feb. 16, 2022.

“Our expected growth in what is typically a seasonally down quarter for AXT signifies the expanding opportunities we continue to see across our portfolio,” added Young. “Over the past several years, we have laid considerable groundwork to optimize our business to capture these opportunities and we are pleased to see our efforts bearing fruit.”

Conference Call

AXT will host a conference call today, Monday, January 10, 2022 at 1:30 p.m. Pacific Time to discuss the Tongmei IPO filing and opportunity. The conference call can be accessed at (844) 892-6598 (passcode 1012589). The call will also be simulcast at www.axt.com. Replays will be available at (855) 859-2056 (passcode 1012589) until January 10, 2023. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

Forward-Looking Statements

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding significant momentum building in our business, the completion of the proposed IPO in the second half of 2022, our ability to benefit significantly from this market momentum, the completion of the proposed IPO, our expected growth and the increase in our Q4 2021 revenue guidance range. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include, but are not limited to: the administrative challenges in satisfying the requirements of various government agencies in China in connection with the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: actual market demand and acceptance of 3D sensors, LiDAR or displays utilizing microLEDs for screen displays in consumer products; process technology constraints; impurities effecting the quality of 8-inch wafers; our ability to scale up volume at our new sites; possible environmental restrictions on gallium arsenide; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; possible factory shutdowns as a result of air pollution in China; COVID-19 or other outbreaks of a contagious disease; policies and regulations in China and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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